Exhibit 99.1

Synergy Pharmaceuticals Initiates First Phase 3 Clinical Trial of Plecanatide in Patients with Chronic Idiopathic Constipation

NEW YORK, NY, November 13, 2013 — Synergy Pharmaceuticals Inc. (NASDAQ: SGYP) today announced the start of the first of two planned phase 3 clinical trials to confirm the safety and efficacy of plecanatide, its lead GC-C agonist and once-daily oral treatment, in adult patients with chronic idiopathic constipation (CIC).

The phase 3 pivotal study is a randomized, double-blind, clinical trial to compare a 12-week, dose-ranging regimen of plecanatide (3.0 and 6.0mg) against placebo in adult patients with CIC. The study will be conducted at approximately 180 sites in the United States and Canada and will enroll approximately 1350 patients with CIC. The primary endpoint of the study is the proportion of patients who are overall responders for the 12-week treatment period.

“Plecanatide has already demonstrated a favorable safety and efficacy profile in a recently completed large, multi-center study in 951 patients with CIC,” said Dr. Gary S. Jacob, Chief Executive Officer of Synergy Pharmaceuticals Inc.  “We look forward to further evaluating the effect of plecanatide in CIC patients and believe it is well positioned to be the best-in-class GC-C agonist with superior pharmacologic properties that support a very unique tolerability profile.”

About Chronic Idiopathic Constipation

Chronic constipation is the most common digestive complaint worldwide. About 15%, or 45 million people, suffer from chronic constipation in the U.S., with a similar prevalence in other developed countries. Although chronic constipation affects both men and women of every age, it disproportionately impacts women as well as the elderly, a large and growing population.

Current treatments provide temporary relief, but because they fail to address the underlying causes of chronic constipation, they do not normalize patients’ bowel function. Such treatments are also associated with unpleasant side effects, the most common of which is diarrhea, causing patients to see-saw between extremes. As a result, most doctors and their patients are dissatisfied with current treatments for chronic constipation.

About Plecanatide

Plecanatide is Synergy’s lead guanylate cyclase-C (GC-C) agonist in development to treat patients with chronic idiopathic constipation (CIC) and irritable bowel syndrome with constipation (IBS-C).  Plecanatide is a synthetic analog of uroguanylin, a naturally occurring human GI hormone and physiological agonist of the GC-C receptor. Orally administered plecanatide mimics uroguanylin’s natural activity, binding to and activating the GC-C receptor expressed in the GI tract, resulting in fluid secretion and normalization of bowel movement. In early 2013, Synergy announced positive results from a large multicenter trial of plecanatide in patients with CIC and completed an end-of-phase 2 meeting with the U.S. Food and Drug Administration (FDA) in July covering the registration program for plecanatide to treat CIC. Synergy plans to announce topline data results from its ongoing phase 2b study of plecanatide in IBS-C patients in 1Q2014.

About Synergy Pharmaceuticals Inc.

Synergy Pharmaceuticals is a biopharmaceutical company focused on the development of new drugs to treat patients with gastrointestinal (GI) diseases and disorders. Synergy’s second GC-C agonist, SP-333, is in clinical development to treat opioid-induced constipation (OIC) and ulcerative colitis (UC). SP-333 has successfully completed phase I single and multiple ascending dose studies in healthy volunteers and is currently in a phase 2 clinical trial for OIC. More information is available at www.synergypharma.com .

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward- looking words such as “anticipate,” “planned,” “believe,” “forecast,” “estimated,” “expected,” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2012 and other periodic reports filed with the Securities and Exchange Commission. While the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Forward-looking statements included herein are made as of the date hereof, and Synergy does not undertake any obligation to update publicly such statements to reflect subsequent events or circumstances.

CONTACTS:

Media Contact

Gem Gokmen

Office:  212-584-7610

Mobile:  646-637-3208

ggokmen@synergypharma.com

Investor Contact

Bernard Denoyer

Office: 212-297-0020

Mobile: 203-300-8147

bdenoyer@synergypharma.com